Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Posts Record Fiscal 2003

Fourth Quarter and Year Set New Records in

Revenue, Net Income and Earnings Per Share

SAN DIEGO — Aug. 12, 2003 — Overland Storage, Inc. (Nasdaq: OVRL) today reported fiscal 2003 fourth quarter and full year results. Revenue for the fiscal year ended June 30, 2003 was $195.9 million compared to revenue of $163.4 million in the previous fiscal year. Net income for fiscal year 2003 totaled $6.7 million, or $0.54 per diluted share, compared to net income of $4.5 million, or $0.40 per diluted share for fiscal year 2002.

For the quarter ended June 30, 2003, Overland reported record revenue of $56.5 million compared to revenue of $35.0 million in the fourth quarter of the prior fiscal year. Net income for the fourth quarter of fiscal 2003 reached a record $3.3 million, or $0.25 per diluted share, compared to a net loss of $0.6 million, or $0.06 per diluted share, in the fourth quarter of the prior fiscal year.

Revenue for the fiscal year grew 20 percent over the prior year, net income rose 49 percent and diluted earnings per share rose 35 percent. Contributing to these results was an expansion of the Company’s business with its existing customers and the addition of new customers, in both its OEM and branded sales channels. The strong growth in branded business helped push the Company’s gross profit margin up to 27.6 percent compared to 26.0 percent in the prior year. The per share results reflect the expansion of the number of the Company’s outstanding shares during the year through the sale of new shares in a private placement transaction, the exercise of stock options by employees, and the issuance of new shares in connection with an acquisition.

In the fourth quarter, revenue grew 62 percent over the prior year and was slightly ahead of the previous quarter. Revenue from OEM customers grew 74 percent over the prior year quarter that was characterized by reduced revenue during the merger transition at the Company’s largest OEM customer. Solid revenue growth of 47 percent over the prior year was recorded in the Company’s branded sales channel with strength in all geographic areas including the Americas, Europe and Asia Pacific. Excluding the revenue of the previous quarter related to filling the backlog from the second fiscal quarter, OEM revenues were relatively flat on a sequential quarter basis. Branded revenues were up sharply over the previous quarter posting a 32 percent increase.

The Company’s cash balance grew by $26.3 million in the fourth quarter to $55.0 million. This was the result of the May 2003 private equity placement that netted the Company $20.7 million and strong cash flow from operations. In addition to augmenting the working capital base, the equity offering expanded the opportunity for acquisitions, added liquidity through the addition of 1.4 million new shares and helped diversify the shareholder base. Subsequent to the offering, Overland acquired privately held Okapi Software for $2.5 million in cash and the issuance of 134,551 new Overland shares.

Christopher Calisi, president and CEO of Overland Storage, said: “Not only is this the twenty-third year of Overland’s existence, it is also our twenty-third year of record revenue. Both for the fiscal year and for our fourth quarter, we are pleased to report record revenue, record net income and record earnings per share. We have great OEM partners, and are pleased to have recently added two new OEMs in the Asia Pacific market, Fujitsu and NEC. Reflecting the investment made over the past two years in sales and marketing, our branded business continues to strengthen. Tape automation has been the cornerstone of our Company, and we will continue to develop this business with new product offerings. We currently have a series of new products in development that will push us into the upper end of the mid-range market. These products will build on the architecture of NEO, the most successful product launched in the history of our Company. This significant development is proceeding well, and we expect to begin shipping these products by the end of this calendar year.

“Following our successful equity offering in May, we had the opportunity to acquire privately-held Okapi Software, a company that had already developed a backup acceleration appliance, also called a disk-to-disk-to-tape appliance with integrated software, or D2D2T™.  We quickly integrated the product and rebranded it as the REO SERIES™, and in fact, shipped our first R2000 appliance last week.  Early analysis of the market is extremely encouraging, and we intend for our disk-based products to become an additional cornerstone of our business. Like our NEO SERIES® tape libraries, the architecture of the REO SERIES is highly expandable, and we already have a number of new products on the drawing board.

“We have continued to close software deals this quarter with our Storage Resource Management product, again surpassing our goal for the quarter and bringing us up to 44 installations. We believe that demand for the solutions provided by the SRM product are dependent on an improving overall business climate and expanded IT budgets. In the meantime, we have reduced our corresponding costs while remaining committed to this nascent market.

“Our goal in fiscal 2004 is to build upon our success and to ensure a bright future for Overland for years to come. We have a strong balance sheet from which to launch this growth and have already identified two new growth drivers, disk-based appliances and a series of higher-end tape libraries. We will invest resources, primarily in the first half of fiscal 2004, to properly introduce them to the market. After accounting for these investments, we intend to grow revenue and earnings per share in excess of 20 percent and 40 percent, respectively, during the year. Although our first fiscal quarter is traditionally seasonally slower than the fourth quarter, we expect revenues in the first quarter of fiscal 2004 to be relatively flat with the fiscal 2003 fourth quarter. Net income, after taking into account the new product investments and the higher number of shares outstanding from the equity offering and the Okapi acquisition, should be approximately $0.16 per share. This compares favorably to the first quarter of the prior year and would represent a greater than 60 percent increase in revenues and a turnaround in net income compared to the $0.05 per share loss recorded in the prior year.”

Mr. Calisi concluded, “2003 has been a great year for Overland. When we entered the year, tough decisions were necessary and all employees made sacrifices. We did this to build for the future of Overland, and I believe that the steps we took a year ago are paying off. Our future will be in the backup and recovery sector, providing solutions incorporating tape automation, software and disk-based appliances. We firmly believe that tape is not dead, and will remain an integral component of corporate storage solutions for years to come. Our success will be based on our ability to provide the best combination of technologies to ensure businesses continuity. The entire Overland team is working harder and smarter than ever to realize our corporate vision. My goal is to report many future years of record results.”

About Overland Storage

Overland Storage, Inc. (NASDAQ: OVRL) is a leading global supplier of innovative hardware and software storage solutions for mid-range computer networks. The Company delivers high availability products, including its award-winning automated storage libraries that set the standard for intelligent, automated and scalable storage. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the Company, its competitors or its licensees, including the launch of the Company’s new disk-based appliance products, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the Company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the Company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Webcast:  A live audio Webcast of Overland’s management conference call discussing fourth quarter 2003 results and the outlook for fiscal 2004 will be held beginning at 10:30 a.m. EDT, Aug. 12, 2003, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s Website.

CONTACT INFORMATION:

OVERLAND STORAGE: (858) 571-5555

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com

—Tables Follow —

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2003	2002	2003	2002

Net revenues	$56,532	$34,953	$195,881	$163,380
Cost of revenues	40,379	25,642	141,863	120,935
Gross profit	16,153	9,311	54,018	42,445

Operating expenses:
Sales and marketing	6,981	6,605	26,700	20,963
Research and development	1,737	1,391	7,376	6,553
General and administrative	2,427	2,077	9,632	8,413
Total expenses	11,145	10,073	43,708	35,929

Operating income	5,008	(762)	10,310	6,516
Interest income, net	107	28	215	269
Other (expense) income, net	(123)	(210)	(332)	54
Income before income taxes	4,992	(944)	10,193	6,839
Income taxes	1,717	(319)	3,511	2,346
Net income	$3,275	$(625)	$6,682	$4,493

Earnings per share:
Basic	$0.27	$(0.06)	$0.59	$0.42
Diluted	$0.25	$(0.06)	$0.54	$0.40

Shares used in computing earnings per share:
Basic	12,042	10,814	11,318	10,641
Diluted	13,261	10,814	12,314	11,271

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

(Unaudited)

	June 30,	June 30,
	2003	2002

ASSETS
Cash and equivalents	$55,020	$26,884
Accounts receivable, net	31,850	21,391
Inventories	19,262	17,503
Other current assets	6,812	5,555
Total current assets	112,944	71,333
Property, plant and equipment, net	8,171	9,171
Other assets	9,807	499
Total assets	$130,922	$81,003

LIABILITIES & EQUITY
Current liabilities	$28,618	$16,870
Long-term debt	3,026	3,879
Other long-term liabilities	6,014	988
Shareholders' equity	93,264	59,266
Total liabilities and equity	$130,922	$81,003